Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) January 14, 2019

FOURTH QUARTER AND FULL YEAR 2018 RESULTS AND KEY METRICS

FOURTH QUARTER 2018:

NET INCOME OF $4.3 BILLION ($1.64 PER SHARE)

EXCLUDING THE IMPACT OF TAX REFORM5, NET INCOME OF $4.2 BILLION ($1.61 PER SHARE)

REVENUES OF $17.1 BILLION

RETURNED $5.8 BILLION OF CAPITAL TO COMMON SHAREHOLDERS ($18.4 BILLION IN FULL YEAR 2018)

REPURCHASED 74 MILLION COMMON SHARES (212 MILLION IN FULL YEAR 2018)

BOOK VALUE PER SHARE OF $75.05
TANGIBLE BOOK VALUE PER SHARE OF $63.796

New York, January 14, 2019 — Citigroup Inc. today reported net income for the fourth quarter 2018 of $4.3 billion, or $1.64 per diluted share, on revenues of $17.1 billion. This compared to a net loss of $18.9 billion, or $7.38 per diluted share, on revenues of $17.5 billion for the fourth quarter 2017.

Fourth quarter 2017 included a one-time, non-cash charge of $22.6 billion, or $8.66 per share, recorded in the tax line related to the enactment of the Tax Cuts and Jobs Act (Tax Reform). Fourth quarter 2018 included a one-time benefit of $94 million, or $0.03 per share, recorded in the tax line in Corporate / Other, due to the finalization of the provisional component of the impact based on Citi’s analysis as well as additional guidance received from the U.S. Treasury Department related to Tax Reform. Excluding the one-time impact of Tax Reform in both the current and the prior-year periods, net income of $4.2 billion increased 14%, primarily driven by a reduction in expenses, lower cost of credit and a lower effective tax rate, partially offset by lower revenues. On this basis, earnings per share of $1.61 increased 26% from $1.28 per diluted share in the prior-year period, driven by the growth in net income and an 8% reduction in average diluted shares outstanding.

CEO COMMENTARY

Citi CEO Michael Corbat said, “We made solid progress throughout 2018 towards our longer-term financial targets, ending the year with an RoTCE of 10.9% and an efficiency ratio of 57%. Our institutional and consumer franchises each grew revenue on a full year basis and we continued to invest in our people and technology in order to better serve our clients. During the year, we also grew loans and deposits, improved ROA, and carefully managed both our expenses and balance sheet. We also returned more than $18 billion of capital to common shareholders.

“A volatile fourth quarter impacted some of our market sensitive businesses, particularly Fixed Income. However, our ICG accrual businesses — Treasury and Trade Solutions, Securities Services, Private Bank and Corporate Lending — continued their strong performance. And in Global Consumer Banking, we had good underlying growth in U.S. Branded Cards and solid performance from our franchise in Mexico where we have been investing. For 2019, we remain committed to delivering a 12% RoTCE and continuing to improve our operating efficiency during the year,” Mr. Corbat concluded.

For the full year 2018, Citigroup reported net income of $18.0 billion on revenues of $72.9 billion, compared to a net loss of $6.8 billion on revenues of $72.4 billion for the full year 2017. Excluding the one-time impact of Tax Reform, Citigroup net income of $18.0 billion increased 14% compared to the prior year.

Throughout the remainder of this press release, net income and Citigroup’s effective tax rate are presented on a reported and adjusted basis, excluding the one-time impact of Tax Reform in both the current and prior year periods. For additional information on these adjustments as well as other non-GAAP financial measures used in this press release, see the Appendices and Footnotes to this release. Percentage comparisons throughout this press release are calculated for the fourth quarter 2018 versus the fourth quarter 2017, unless otherwise specified.

Citigroup ($ in millions, except as otherwise noted)	4Q’18	3Q’18	4Q’17	QoQ%	YoY%	2018	2017	%r
Global Consumer Banking	8,440	8,654	8,449	(2)%	—	33,777	32,838	3%
Institutional Clients Group	8,214	9,241	8,304	(11)%	(1)%	36,994	36,474	1%
Corporate / Other	470	494	751	(5)%	(37)%	2,083	3,132	(33)%
Total Revenues	$17,124	$18,389	$17,504	(7)%	(2)%	$72,854	$72,444	1%

Expenses	$9,893	$10,311	$10,332	(4)%	(4)%	$41,841	$42,232	(1)%

Net Credit Losses	1,786	1,756	1,880	2%	(5)%	7,113	7,076	1%
Credit Reserve Build / (Release)(a)	111	192	165	(42)%	(33)%	354	266	33%
Provision for Benefits and Claims	28	26	28	8%	—	101	109	(7)%
Total Cost of Credit	$1,925	$1,974	$2,073	(2)%	(7)%	$7,568	$7,451	2%

Income from Continuing Operations Before Taxes	$5,306	$6,104	$5,099	(13)%	4%	$23,445	$22,761	3%
Provision for Income Taxes	1,001	1,471	23,864	(32)%	(96)%	5,357	29,388	(82)%
Income (Loss) from Continuing Operations	$4,305	$4,633	$(18,765)	(7)%	NM	$18,088	$(6,627)	NM
Net Income (Loss) from Discontinued Operations	(8)	(8)	(109)	—	93%	(8)	(111)	93%
Non-Controlling Interest	(16)	3	19	NM	NM	35	60	(42)%
Citigroup Net Income (Loss)	$4,313	$4,622	$(18,893)	(7)%	NM	$18,045	$(6,798)	NM
Adjusted Net Income(b)	$4,219	$4,622	$3,701	(9)%	14%	$17,951	$15,796	14%

Revenues
North America	8,063	8,458	8,228	(5)%	(2)%	33,458	34,193	(2)%
EMEA	2,633	2,927	2,441	(10)%	8%	11,770	10,879	8%
Latin America	2,439	2,725	2,390	(10)%	2%	10,264	9,607	7%
Asia	3,519	3,785	3,694	(7)%	(5)%	15,279	14,633	4%
Corporate / Other	470	494	751	(5)%	(37)%	2,083	3,132	(33)%

EOP Assets ($B)	1,917	1,925	1,842	—	4%	1,917	1,842	4%
EOP Loans ($B)	684	675	667	1%	3%	684	667	3%
EOP Deposits ($B)	1,013	1,005	960	1%	6%	1,013	960	6%

Common Equity Tier 1 Capital Ratio(3)	11.9%	11.7%	12.4%
Supplementary Leverage Ratio(3)	6.4%	6.5%	6.7%
Return on Average Common Equity	9.0%	9.6%	(37.5)%
Book Value per Share	$75.05	$72.88	$70.62	3%	6%
Tangible Book Value per Share	$63.79	$61.91	$60.16	3%	6%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) Excludes the impact of Tax Reform in 4Q’18, 4Q’17, full year 2018 and full year 2017. For additional information, please refer to Appendix A and Footnote 5.

Citigroup

Citigroup revenues of $17.1 billion in the fourth quarter 2018 decreased 2%, primarily reflecting lower revenues in Fixed Income Markets within the Institutional Clients Group (ICG), as well as the wind-down of legacy assets in Corporate / Other.

Citigroup operating expenses of $9.9 billion in the fourth quarter 2018 decreased 4%, driven by lower compensation costs, efficiency savings and the wind-down of legacy assets, partially offset by investments and volume growth.

Citigroup cost of credit in the fourth quarter 2018 was $1.9 billion, a 7% decrease, primarily driven by an episodic charge-off in ICG in the prior-year period.

Citigroup net income increased to $4.2 billion in the fourth quarter 2018, excluding the impact of Tax Reform, primarily driven by the lower expenses and cost of credit as well as the lower effective tax rate, partially offset by the decrease in revenues. Including the impact of Tax Reform, Citigroup’s effective tax rate was 19% in the current quarter and was not meaningful in the fourth quarter 2017. Excluding the impact of Tax Reform, Citigroup’s effective tax rate was 21% in the current quarter compared to 25% in the fourth quarter 2017.

Citigroup’s allowance for loan losses was $12.3 billion at quarter end, or 1.81% of total loans, compared to $12.4 billion, or 1.86% of total loans, at the end of the prior-year period. Total non-accrual assets declined 24% from the prior-year period to $3.6 billion. Consumer non-accrual loans declined 17% to 2.2 billion and corporate non-accrual loans decreased 32% to $1.3 billion.

Citigroup’s end-of-period loans were $684 billion as of quarter end, up 3% from the prior-year period. Excluding the impact of foreign exchange translation7, Citigroup’s end-of-period loans grew 4%, as 5% aggregate growth in ICG and Global Consumer Banking (GCB) was partially offset by the continued wind-down of legacy assets in Corporate / Other.

Citigroup’s end-of-period deposits were $1.0 trillion as of quarter end, an increase of 6% from the prior-year period. Excluding the impact of foreign exchange translation, Citigroup’s end-of-period deposits grew 7%, driven by 10% growth in ICG.

Citigroup’s book value per share of $75.05 and tangible book value per share of $63.79, both as of quarter end, increased 6% from the prior-year period driven by the benefit of a lower share count. At quarter end, Citigroup’s CET1 Capital ratio was 11.9%, up from 11.7% in the prior quarter, driven by a reduction in risk-weighted assets. Citigroup’s SLR for the fourth quarter 2018 was 6.4%, down from 6.5% in the prior quarter. During the fourth quarter 2018, Citigroup repurchased 74 million common shares and returned a total of $5.8 billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking
($ in millions, except as otherwise noted)	4Q’18	3Q’18	4Q’17	QoQ%	YoY%	2018	2017	%r
North America	5,254	5,129	5,182	2%	1%	20,544	20,270	1%
Latin America(a)	1,362	1,670	1,359	(18)%	—	5,760	5,222	10%
Asia(b)	1,824	1,855	1,908	(2)%	(4)%	7,473	7,346	2%
Total Revenues	$8,440	$8,654	$8,449	(2)%	—	$33,777	$32,838	3%

Expenses	$4,593	$4,661	$4,563	(1)%	1%	$18,590	$18,003	3%

Net Credit Losses	1,744	1,714	1,640	2%	6%	6,920	6,562	5%
Credit Reserve Build / (Release)(c)	71	192	175	(63)%	(59)%	563	963	(42)%
Provision for Benefits and Claims	28	27	36	4%	(22)%	103	116	(11)%
Total Cost of Credit	$1,843	$1,933	$1,851	(5)%	—	$7,586	$7,641	(1)%

Net Income	$1,519	$1,566	$580	(3)%	NM	$5,755	$3,869	49%
Adjusted Net Income(d)	$1,519	$1,566	$1,330	(3)%	14%	$5,755	$4,619	25%

Retail Banking(a)	3,388	3,717	3,457	(9)%	(2)%	14,065	13,481	4%
Cards	5,052	4,937	4,992	2%	1%	19,712	19,357	2%
Total Revenues	$8,440	$8,654	$8,449	(2)%	—	$33,777	$32,838	3%

Key Indicators ($B)
Retail Banking Average Loans	145	146	145	(1)%	—	146	143	2%
Retail Banking Average Deposits	307	307	307	—	—	307	306	—
Investment AUMs	158	169	161	(6)%	(2)%	158	161	(2)%
Cards Average Loans	163	161	158	2%	3%	160	154	4%
Cards Purchase Sales	144	135	136	7%	6%	534	499	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a)    Includes gain of approximately $250 million related to the sale of an asset management business in 3Q’18.

(b)    Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(c)     Includes provision for unfunded lending commitments.

(d)    Excludes the impact of Tax Reform in 4Q’17 and full year 2017. For additional information, please refer to Appendix A and Footnote 5.

Global Consumer Banking

GCB revenues of $8.4 billion remained largely unchanged on a reported basis and increased 1% in constant dollars, driven primarily by growth in North America GCB and Latin America GCB, partially offset by a decline in Asia GCB.

North America GCB revenues of $5.3 billion increased 1%, as higher revenues in Citi Retail Services more than offset lower revenues in Retail Banking, as Citi-Branded Cards remained largely unchanged. Retail Banking revenues of $1.3 billion decreased 1%. Excluding mortgage, Retail Banking revenues increased 5%, driven by continued growth in deposit spreads, partially offset by lower deposit volumes. Citi-Branded Cards revenues of $2.2 billion remained largely unchanged, as growth in interest-earning balances was offset by the impact of the Hilton portfolio sale as well as the previously disclosed partnership terms. Citi Retail Services revenues of $1.7 billion increased 6%, primarily reflecting organic loan growth and the benefit of the L.L.Bean portfolio acquisition.

Latin America GCB revenues of $1.4 billion remained largely unchanged. In constant dollars, revenues increased 5%, or 7% excluding revenues associated with an asset management business in Mexico that was sold in the third quarter 2018. On this basis, retail banking revenues grew 6%, excluding the impact of the asset management sale, driven by deposit growth, as well as improved deposit spreads. Cards revenues grew 8%, driven by growth in purchase sales and loans.

Asia GCB revenues decreased 4% to $1.8 billion. In constant dollars, revenues increased 1%, excluding a modest gain on sale of a merchant acquiring business in the prior-year period. On this basis, retail banking revenues declined 1%, reflecting lower investment revenues, while cards revenues grew 3%, excluding the gain, driven by growth in loans and purchase sales.

GCB operating expenses of $4.6 billion increased 1%. In constant dollars, expenses increased 2%, as investments and volume-related expenses were partially offset by efficiency savings.

GCB cost of credit of $1.8 billion was largely unchanged. In constant dollars, cost of credit increased 1%, driven by an 8% increase in net credit losses, primarily reflecting volume growth and seasoning in Citi-Branded Cards and Citi Retail Services in North America GCB.

GCB net income of $1.5 billion increased 14% on a reported basis and 16% in constant dollars, excluding the impact of Tax Reform, driven primarily by the lower effective tax rate.

Institutional Clients Group ($ in millions)	4Q’18	3Q’18	4Q’17	QoQ%	YoY%	2018	2017	%r
Treasury & Trade Solutions	2,402	2,283	2,236	5%	7%	9,289	8,635	8%
Investment Banking	1,278	1,181	1,293	8%	(1)%	5,011	5,370	(7)%
Private Bank	797	849	776	(6)%	3%	3,398	3,108	9%
Corporate Lending(a)	559	563	513	(1)%	9%	2,232	1,938	15%
Total Banking	5,036	4,876	4,818	3%	5%	19,930	19,051	5%
Fixed Income Markets	1,942	3,199	2,463	(39)%	(21)%	11,635	12,351	(6)%
Equity Markets	668	792	567	(16)%	18%	3,427	2,879	19%
Securities Services	653	672	612	(3)%	7%	2,631	2,366	11%
Other(b)	(190)	(192)	(177)	1%	(7)%	(674)	(40)	NM
Total Markets & Securities Services	3,073	4,471	3,465	(31)%	(11)%	17,019	17,556	(3)%
Product Revenues(a)	$8,109	$9,347	$8,283	(13)%	(2)%	$36,949	$36,607	1%
Gain / (Loss) on Loan Hedges	105	(106)	21	NM	NM	45	(133)	NM
Total Revenues	$8,214	$9,241	$8,304	(11)%	(1)%	$36,994	$36,474	1%

Expenses	$4,827	$5,191	$4,912	(7)%	(2)%	$20,979	$20,415	3%

Net Credit Losses	45	23	225	96%	(80)%	172	365	(53)%
Credit Reserve Build / (Release)(c)	84	48	42	75%	100%	12	(380)	NM
Total Cost of Credit	$129	$71	$267	82%	(52)%	$184	$(15)	NM

Net Income	$2,521	$3,123	$203	(19)%	NM	$12,183	$9,009	35%
Adjusted Net Income(d)	$2,521	$3,123	$2,203	(19)%	14%	$12,183	$11,009	11%

Revenues
North America(b)	2,809	3,329	3,046	(16)%	(8)%	12,914	13,923	(7)%
EMEA	2,633	2,927	2,441	(10)%	8%	11,770	10,879	8%
Latin America	1,077	1,055	1,031	2%	4%	4,504	4,385	3%
Asia	1,695	1,930	1,786	(12)%	(5)%	7,806	7,287	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 8.

(b) Includes gain of approximately $580 million related to the sale of a fixed income analytics business in 3Q’17.

(c) Includes provision for unfunded lending commitments.

(d) Excludes the impact of Tax Reform in 4Q’17 and full year 2017. For additional information, please refer to Appendix A and Footnote 5.

Institutional Clients Group

ICG revenues of $8.2 billion decreased 1%, as a decline in Markets and Securities Services more than offset growth in Banking.

Banking revenues of $5.1 billion increased 6% (including gain / (loss) on loan hedges)8, as continued growth across businesses more than offset a decline in Investment Banking. Treasury and Trade Solutions revenues of $2.4 billion increased 7% on a reported basis and 11% in constant dollars, reflecting continued growth in transaction volumes and deposits, as well as improved spreads. Investment Banking revenues of $1.3 billion decreased 1% versus the prior-year period, as strong growth in advisory was more than offset by a decline in underwriting fees, reflecting lower market activity. Advisory revenues increased 47% to $463 million, equity underwriting revenues decreased 28% to $181 million and debt underwriting revenues decreased 13% to $634 million. Private Bank revenues increased 3% to $797 million, driven by growth in loans and investments, as well as improved deposit spreads. Corporate Lending revenues of $559 million increased 9% (excluding gain / (loss) on loan hedges), reflecting loan growth as well as lower hedging costs.

Markets and Securities Services revenues of $3.1 billion decreased 11%, as weakness in Fixed Income Markets more than offset growth in Securities Services and Equity Markets. Fixed Income Markets revenues of $1.9 billion in the fourth quarter 2018 decreased 21%, reflecting a challenging trading environment characterized by volatile market conditions and widening credit spreads, particularly in December. Equity Markets revenues of $668 million increased 18%, reflecting the absence of an episodic loss incurred in the prior-year period. Securities Services revenues of $653 million increased 7% on a reported basis and 12% in constant dollars, driven by continued growth in client volumes and higher net interest revenue.

ICG net income of $2.5 billion increased 14%, excluding the impact of Tax Reform, driven primarily by the lower effective tax rate, as well as lower cost of credit and expenses which more than offset the lower revenues. ICG operating expenses decreased 2% to $4.8 billion, primarily driven by a decrease in performance-based compensation. ICG cost of credit of $129 million decreased 52%, primarily driven by the absence of an episodic charge-off incurred in the prior-year period.

Corporate / Other ($ in millions)	4Q’18	3Q’18	4Q’17	QoQ%	YoY%	2018	2017	%r
Revenues	$470	$494	$751	(5)%	(37)%	$2,083	$3,132	(33)%

Expenses	$473	$459	$857	3%	(45)%	$2,272	$3,814	(40)%

Net Credit Losses	(3)	19	15	NM	NM	21	149	(86)%
Credit Reserve Build / (Release)(a)	(44)	(48)	(52)	8%	15%	(221)	(317)	30%
Provision for Benefits and Claims	—	(1)	(8)	100%	NM	(2)	(7)	71%
Total Cost of Credit	$(47)	$(30)	$(45)	(57)%	(4)%	$(202)	$(175)	(15)%

Income (Loss) from Continuing Operations before Taxes	$44	$65	$(61)	(32)%	NM	$13	$(507)	NM

Net Income (Loss)	$273	$(67)	$(19,676)	NM	NM	$107	$(19,676)	NM
Adjusted Net Income (Loss)(b)	$179	$(67)	$168	NM	7%	$13	$168	(92)%

(a) Includes provision for unfunded lending commitments.

(b) Excludes the impact of Tax Reform in 4Q’18, 4Q’17, full year 2018 and full year 2017. For additional information, please refer to Appendix A and Footnote 5.

Corporate / Other

Corporate / Other revenues of $470 million decreased 37% from the prior-year period, driven by the wind-down of legacy assets.

Corporate / Other expenses of $473 million decreased 45% from the prior-year period, driven by the wind-down of legacy assets and lower infrastructure costs.

Corporate / Other income from continuing operations before taxes of $44 million increased from a loss of $61 million in the prior-year period, as the lower expenses more than offset the lower revenues.

Citigroup will host a conference call today at 10:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 4793298.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Fourth Quarter 2018 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including, among others, the efficacy of Citi’s business strategies and execution of those strategies, such as those relating to its key investment, efficiency and capital optimization initiatives, governmental and regulatory actions or approvals, various geopolitical and macroeconomic uncertainties, challenges and conditions, for example, changes in monetary policies and trade policies, and the precautionary statements included in this release and those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2017 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup
($ in millions, except EPS)	4Q’18	3Q’18	4Q’17	2018	2017
Reported Net Income (Loss)	$4,313	$4,622	$(18,893)	$18,045	$(6,798)
Impact of:
Tax Reform	94	—	(22,594)	94	(22,594)
Adjusted Net Income	$4,219	$4,622	$3,701	$17,951	$15,796
Less: Preferred Dividends	313	270	320	1,173	1,213
Adjusted Net Income to Common Shareholders	$3,906	$4,352	$3,381	$16,778	$14,583

Reported EPS	$1.64	$1.73	$(7.38)	$6.68	$(2.98)
Impact of:
Tax Reform	0.03	—	(8.66)	0.03	(8.31)
Adjusted EPS	$1.61	$1.73	$1.28	$6.65	$5.33

Common Share Repurchases				14,545
Common Dividends				3,865
Total Capital Returned to Common Shareholders				$18,410

Adjusted Payout Ratio				110%

Reported EOP TCE				$151,078
Impact of:
Tax Reform				94
Adjusted EOP TCE				$150,984

Adjusted Average TCE				$153,324

Adjusted RoTCE				10.9%

Note:  Totals may not sum due to rounding.

Global Consumer Banking
($ in millions)	4Q’18	3Q’18	4Q’17	2018	2017
Reported Net Income	$1,519	$1,566	$580	$5,755	$3,869
Impact of:
Tax Reform	—	—	(750)	—	(750)
Adjusted Net Income	$1,519	$1,566	$1,330	$5,755	$4,619
Impact of FX Translation	—	(23)	(19)	—	(28)
Adjusted Net Income in Constant Dollars	$1,519	$1,543	$1,311	$5,755	$4,591

Note:  Totals may not sum due to rounding.

Institutional Clients Group
($ in millions)	4Q’18	3Q’18	4Q’17	2018	2017
Reported Net Income	$2,521	$3,123	$203	$12,183	$9,009
Impact of:
Tax Reform	—	—	(2,000)	—	(2,000)
Adjusted Net Income	$2,521	$3,123	$2,203	$12,183	$11,009

Note:  Totals may not sum due to rounding.

Corp / Other
($ in millions)	4Q’18	3Q’18	4Q’17	2018	2017
Reported Net Income (Loss)	$273	$(67)	$(19,676)	$107	$(19,676)
Impact of:
Tax Reform	94	—	(19,844)	94	(19,844)
Adjusted Net Income (Loss)	$179	$(67)	$168	$13	$168

Note:  Totals may not sum due to rounding.

Appendix B

Citigroup
(Revenues in $ millions; balance sheet items in $ billions)	4Q’18	4Q’17
Reported EOP Loans	$684	$667
Impact of FX Translation	—	(9)
EOP Loans in Constant Dollars	$684	$658

Reported EOP Deposits	$1,013	$960
Impact of FX Translation	—	(15)
EOP Deposits in Constant Dollars	$1,013	$945

Note: Totals may not sum due to rounding.

Global Consumer Banking
($ in millions)	4Q’18	4Q’17
Reported Revenues	$8,440	$8,449
Impact of FX Translation	—	(126)
Revenues in Constant Dollars	$8,440	$8,323

Reported Expenses	$4,593	$4,563
Impact of FX Translation	—	(72)
Expenses in Constant Dollars	$4,593	$4,491

Reported Credit Costs	$1,843	$1,851
Impact of FX Translation	—	(23)
Credit Costs in Constant Dollars	$1,843	$1,828

Note: Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	4Q’18	4Q’17
Reported Revenues	$1,362	$1,359
Impact of FX Translation	—	(63)
Revenues in Constant Dollars	$1,362	$1,296

Reported Retail Banking Revenues	$965	$971
Impact of FX Translation	—	(44)
Retail Banking Revenues in Constant Dollars	$965	$927

Reported Branded Cards Revenues	$397	$388
Impact of FX Translation	—	(19)
Branded Cards Revenues in Constant Dollars	$397	$369

Note: Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	4Q’18	4Q’17
Reported Revenues	$1,824	$1,908
Impact of FX Translation	—	(63)
Revenues in Constant Dollars	$1,824	$1,845

Reported Retail Banking Revenues	$1,092	$1,138
Impact of FX Translation	—	(34)
Retail Banking Revenues in Constant Dollars	$1,092	$1,104

Reported Branded Cards Revenues	$732	$770
Impact of FX Translation	—	(29)
Branded Cards Revenues in Constant Dollars	$732	$741

Note: Totals may not sum due to rounding.

(1)  Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions
($ in millions)	4Q’18	4Q’17
Reported Revenues	$2,402	$2,236
Impact of FX Translation	—	(78)
Revenues in Constant Dollars	$2,402	$2,158

Note: Totals may not sum due to rounding.

Securities Services
($ in millions)	4Q’18	4Q’17
Reported Revenues	$653	$612
Impact of FX Translation	—	(29)
Revenues in Constant Dollars	$653	$583

Note: Totals may not sum due to rounding.

Appendix C

($ in millions)	12/31/2018(1)	9/30/2018	12/31/2017

Citigroup Common Stockholders’ Equity(2)	$177,928	$178,153	$181,671
Add: Qualifying noncontrolling interests	147	148	153
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	(729)	(1,095)	(698)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	580	(503)	(721)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	21,823	21,891	22,052
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,313	4,304	4,401
Defined benefit pension plan net assets	806	931	896
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,825	12,345	13,072

Common Equity Tier 1 Capital (CET1)	$139,457	$140,428	$142,822

Risk-Weighted Assets (RWA)	$1,170,742	$1,196,923	$1,155,099

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.9%	11.7%	12.4%

Note:

Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework for all periods presented. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)

Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)

The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

Appendix D

($ in millions)	12/31/2018(1)	9/30/2018	12/31/2017

Common Equity Tier 1 Capital (CET1)	$139,457	$140,428	$142,822

Additional Tier 1 Capital (AT1)(2)	18,864	19,449	19,555

Total Tier 1 Capital (T1C) (CET1 + AT1)	$158,321	$159,877	$162,377

Total Leverage Exposure (TLE)	$2,461,844	$2,459,993	$2,432,491

Supplementary Leverage Ratio (T1C / TLE)	6.4%	6.5%	6.7%

(1)	Preliminary.
(2)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ and shares in millions, except per share amounts)	12/31/2018(1)	9/30/2018	12/31/2017
Common Stockholders’ Equity	$177,760	$177,969	$181,487
Less:
Goodwill	22,046	22,187	22,256
Intangible Assets (other than MSRs)	4,636	4,598	4,588
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	—	—	32
Tangible Common Equity (TCE)	$151,078	$151,184	$154,611

Common Shares Outstanding (CSO)	2,369	2,442	2,570

Tangible Book Value Per Share (TCE / CSO)	$63.79	$61.91	$60.16

(1)	Preliminary.

1 Citigroup’s total expenses divided by total revenues.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). Citigroup’s 2018 RoTCE of 10.9% excludes the one-time impact of Tax Reform in 4Q’18. For the components of the calculation, see Appendix A.

3 Ratios as of December 31, 2018 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage Ratio (SLR) reflect full implementation of the U.S. Basel III rules for all periods. As of December 31, 2017, these ratios are non-GAAP financial measures, which reflect full implementation of regulatory capital adjustments and deductions prior to the effective date of January 1, 2018. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

4 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. Citigroup’s 2018 payout ratio of 110% excludes the one-time impact of Tax Reform in 4Q’18. For the components of the calculation, see Appendix A.

5 Represents the fourth quarter 2017 and full year 2017 one-time impact of the enactment of the Tax Cuts and Jobs Act (Tax Reform), which was signed into law on December 22, 2017, as well as the fourth quarter 2018 and full year 2018 one-time impact of the finalization of the provisional component of the impact based on Citi’s analysis as well as additional guidance received from the U.S. Treasury Department related to Tax Reform. For the components of the calculation, see Appendix A.

6 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

7 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices A and B.

8 Credit derivatives are used to economically hedge a portion of the corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the corporate lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.